 Exhibit 10.51

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of the 7th day of February, 2018, by and between 10900 WILSHIRE, L.L.C., a Delaware limited liability company ("Landlord"), and CHROMADEX, INC., a California corporation ("Tenant").

R E C I T A L S :

A.           Landlord and Tenant entered into that certain Lease, dated as of July 6, 2017 (the "Office Lease"), as supplemented by that certain Notice of Lease Term Dates, dated as of September 15, 2017 (the "Commencement Letter") (the Office Lease and Commencement Letter shall be collectively referred to herein as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord that certain space (the "Existing Premises"), commonly known as Suite 650, comprising 4,512 rentable (3,746 usable) square feet of space and located on the sixth (6th) floor of the building (the "Building") located at 10900 Wilshire Boulevard, Los Angeles, California.

B.           Tenant desires to (i) expand the Existing Premises to include that certain space (the "Expansion Premises") consisting of 2,429 rentable (2,017 usable) square feet of space, commonly known as Suite 610 and located on the sixth (6th) floor of the Building, as delineated on Exhibit A attached hereto and made a part hereof, and (ii) make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Modification of Premises. Notwithstanding any provision to the contrary contained in the Lease, effective as of the date (the "Expansion Commencement Date") that is five (5) Business Days following the date that this First Amendment is fully executed and delivered by Landlord and Tenant and Landlord has delivered exclusive possession of the Expansion Premises to Tenant in the condition required in subsections (i) and (ii) of this Section 2, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises subject to the terms of this First Amendment. Landlord shall (i) deliver exclusive possession of the Expansion Premises to Tenant with all existing furniture, fixtures and equipment and any other personal property removed, and (ii) cause the Building Systems serving the Expansion Premises to be in good working order upon the date of Landlord's delivery of the Expansion Premises to Tenant. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Except as otherwise provided in this First Amendment, all references in the Lease and this First Amendment to the "Premises" shall include the Existing Premises and the Expansion Premises. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby stipulate to the rentable and usable square feet of the Expansion Premises as set forth in Recital B above, and agree that the Expansion Premises shall not be subject to remeasurement or modification at any time during the Expansion Term (as that term is defined in Section 3 below).

3. Expansion Term. The term of Tenant's lease of the Expansion Premises (the "Expansion Term") shall commence on the Expansion Commencement Date and shall expire (unless sooner terminated as provided in the Lease, as amended) coterminously with Tenant's lease of the Existing Premises on October 31, 2021 (the "Lease Expiration Date").

4. Expansion Premises Rent.

4.1. Expansion Premises Fixed Rent. Notwithstanding any provision to the contrary contained in the Lease, commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall, in addition to any Fixed Rent payable with respect to the Existing Premises under the Lease, pay to Landlord monthly installments of Fixed Rent for the Expansion Premises as follows, but otherwise in accordance with the terms of the Lease:

Period During Expansion Term	Monthly Fixed Rent
Expansion Commencement Date – November 30, 2018	$8,992.62*
December 1, 2018 – November 30, 2019	$10,687.60*
December 1, 2019 – November 30, 2020	$11,061.67
December 1, 2020 – Lease Expiration Date	$11,448.82

*Subject to abatement as provided in Section 4.2 below.

Upon Tenant's execution and delivery of this First Amendment to Landlord, Tenant shall pay to Landlord $8,992.62, which shall be applied to the prorated installment of monthly Fixed Rent due for Expansion Premises for the month of February, 2018, with the balance applied to the month of May, 2018, next payable for the Expansion Premises.

4.2. Abatement of Fixed Rent for Expansion Premises. Notwithstanding anything in Section 4.1 above to the contrary, Tenant shall have no obligation to pay Fixed Rent for the Expansion Premises for the periods and in the amounts set forth in this Section 4.2 below, as follows: (i) full abatement of Fixed Rent for the full calendar months of March and April, 2018 of the Expansion Term in the aggregate amount of $17,985.24; (ii) abatement of fifty percent (50%) of the monthly Fixed Rent for the Expansion Premises for the month of August 2018 (i.e., $4,496.31); and (iii) full abatement of Fixed Rent for the Expansion Premises for the months of September 2018, October 2018, November 2018, January 2019, February 2019, March 2019 and April 2019 in the aggregate amount of $69,728.26. The total amount of Fixed Rent to be abated pursuant to this Section 4.2 equals and shall not exceed $92,209.81 (collectively, the "Expansion Premises Abatement"). The period during which Fixed Rent is to be abated under this Section 4.2 is referred to herein as the "Expansion Premises Abatement Period"). Nothing contained in this Section 4.2 shall be construed as relieving Tenant of its obligation to pay Tenant's Operating Payment and Tenant's Tax Payment, and any and all parking costs and taxes in connection with the "Expansion Premises Parking Passes" payable under Section 6 below, during the Expansion Premises Abatement Period. Landlord and Tenant acknowledge that the terms and provisions of this Section 4.2 shall pertain to Tenant's lease of the Expansion Premises under this First Amendment only, and shall not affect or in any way modify any Rent payable by Tenant under the Lease, as amended, with respect to the Existing Premises.

4.3. Tenant's Operating Payment and Tenant's Tax Payment for Expansion Premises. Notwithstanding any provision to the contrary contained in the Lease, commencing on the Expansion Commencement Date, Tenant shall pay to Landlord Tenant's Operating Payment and Tenant's Tax Payment in connection with the Expansion Premises in accordance with the terms of Article 7 of the Office Lease, provided that with respect to the calculation of Tenant's Operating Payment and Tenant's Tax Payment in connection with the Expansion Premises:

4.3.1 Commencing on the Expansion Commencement Date and continuing through November 30, 2018, Tenant's Tax Payment and Tenant's Operating Payment shall be equal to $980.08 per month; provided, however, Tenant shall not be obligated to pay any such Tenant's Tax Payment and Tenant's Operating Payment during the full calendar months of March and April, 2018 of the Expansion Term; and

4.3.2 Commencing on December 1, 2018, the Base Year shall be the calendar year 2019 and Tenant's Proportionate Share of Operating Expenses and Taxes shall equal 1.0243% (it being acknowledged and agreed that (i) commencing on December 1, 2018 and continuing through December 31, 2019, no monthly Operating Payment and Tax Payment shall be payable and (ii) commencing in the calendar year 2020, Tenant shall only be obligated to pay for Tenant's Proportionate Share of any such Tenant’s Operating Payment and Tenant's Tax Payment to the extent that the Operating Expenses and Taxes applicable to the Expansion Premises in any Comparison Year (starting in 2020) exceed the Operating Expenses and Taxes for the foregoing Base Year).

5. Condition of Premises; Expansion Premises Tenant Improvement Allowance.

5.1. Condition of Premises. Tenant acknowledges that it shall continue to accept, the Existing Premises in its presently existing, "as-is" condition, and, Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of the Existing Premises. Additionally, Tenant hereby acknowledges and agrees to accept the Expansion Premises, in its "as-is" condition, and that except as expressly otherwise provided in Section 2 above and this Section 5, Landlord shall not be obligated to provide or pay for any improvement work related to the improvement of Expansion Premises. The terms of this Section 5.1 shall in no event alter or modify Landlord's repair and maintenance obligations or any other obligations of Landlord under the Lease, including the services required to be provided by Landlord under the Lease, as and to the extent set forth in the Lease. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, the Building or the Real Property or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business in the Existing Premises or the Expansion Premises. Notwithstanding the foregoing, Landlord shall tender exclusive possession of the Expansion Premises to Tenant on the Expansion Commencement Date with the Building Systems serving the Expansion Premises in good working order.

5.2. Expansion Premises Tenant Improvement Allowance.

5.2.1 In General. Subject to the terms of this Section 5.2.1 and Section 5.2.2 below, Tenant shall be entitled to a one-time tenant improvement allowance (the "Expansion Premises Tenant Improvement Allowance") in the total amount of up to Sixty-Nine Thousand Nine Hundred and 88/100 Dollars ($69,900.88) (i.e., $23.72 per rentable square foot of the Expansion Premises plus an additional $12,285.00) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Expansion Premises (the "Expansion Premises Tenant Improvements"). Tenant shall have the right to use up to $36,435.00 of the Expansion Premises Tenant Improvement Allowance (i.e., an up to $15.00 per rentable square foot of the Expansion Premises) towards soft costs incurred by Tenant in connection with the construction of the Expansion Premises Tenant Improvements, including, including, without limitation, costs incurred by Tenant to purchase and install furniture, fixtures and equipment in the Expansion Premises. Except as expressly provided in this Section 5.2, the Expansion Premises Tenant Improvements shall be constructed as Alterations at Tenant's sole cost and expense in accordance with the terms and provisions of Article 5 of the Office Lease, provided, however, that Tenant shall not be obligated to pay to Landlord any supervision fees pursuant to the terms of Section 5.6 of the Lease in connection with the Expansion Premises Tenant Improvements. Any portion of the Expansion Premises Tenant Improvement Allowance not used by Tenant in accordance with the terms of this Section 5.2 on or before the first anniversary of the Expansion Commencement Date, shall automatically revert to Landlord, and Tenant shall have no further rights with respect thereto.

5.2.2 Disbursement of Expansion Premises Tenant Improvement Allowance. During the construction of the Expansion Premises Tenant Improvements, Tenant may request, and Landlord shall make monthly disbursements of the Expansion Premises Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

5.2.2.1 Monthly Disbursements. On or before the twentieth (20th) day of each calendar month during the construction of the Expansion Premises Tenant Improvements (the “Submittal Date”) (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the contractor retained to construct the Expansion Premises Tenant Improvements, approved by Tenant, (ii) executed mechanic’s lien releases, which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord or Tenant, which shall comply with the applicable provisions of California Civil Code Sections 8132, 8134, 8136 and 8138 and (iii) all applicable invoices related to the payment and disbursement request from all general contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant for labor rendered and materials delivered to the Expansion Premises in connection with the Expansion Premises Tenant Improvements. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval (as between Tenant and Landlord only) of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the date occurring forty-five (45) days after the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (iii), above, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 5.2.2.1, above, up to an aggregate total of ninety percent (90%) of the Expansion Premises Tenant Improvement Allowance (the remaining ten percent (10%) of the Expansion Tenant Improvement Allowance shall be the “Final Retention”), and (B) the balance of any remaining available portion of the Expansion Premises Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

5.2.2.2 Final Retention. Subject to the provisions of this Section 5.2, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Premises Tenant Improvements, provided that (i) Tenant delivers to Landlord properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant's contractor or subcontractors and any other party which has lien rights in connection with the construction of the Tenant Improvements, (ii) Landlord has determined that no substandard work exists that adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building, and (iii) Tenant delivers to Landlord a certificate from Tenant's architect certifying that the construction of the Expansion Premises Tenant Improvements has been completed.

6. Parking. In connection with Tenant's lease of the Expansion Premises, throughout the Expansion Term, Tenant shall have the right, but not the obligation, in addition to the parking allotted to Tenant in connection with Tenant's lease of the Existing Premises, to rent from Landlord, up to eight (8) unreserved parking passes (the "Expansion Premises Parking Passes"), on a monthly basis, which Expansion Premises Parking Passes shall pertain to and be located in the subterranean parking garage of the Building Parking Facility. Tenant shall have the right to convert up to one (1) such unreserved Expansion Premises Parking Pass to a single reserved parking pass (which, for purposes of this Section 6, shall also be deemed an Expansion Premises Parking Pass), which reserved Expansion Premises Parking Pass shall be for a single reserved parking stall located on the PA level of the subterranean of the Building Parking Facility, the exact location of which shall be mutually determined by Tenant and Landlord. Notwithstanding any provision to the contrary contained in the Lease, but subject to the terms of this Section 6, Tenant shall pay to Landlord for Expansion Premises Parking Passes on a monthly basis the applicable Parking Charge, which shall be inclusive of taxes, from time to time at the location of such Expansion Premises Parking Passes; provided, however, that Tenant shall have no obligation to pay a Parking Charge for any Expansion Premises Parking Passes rented by Tenant during the period from the Expansion Commencement Date through the last day of the twelfth (12th) full calendar month of the Expansion Term (the "Expansion Parking Abatement Period"). Notwithstanding anything to the contrary contained in the Lease, during the Expansion Parking Abatement Period, the Parking Charges for the Expansion Premises Parking Passes shall be fixed, without increase, at (i) $210.72 per unreserved Expansion Premises Parking Pass per month, and (ii) at $316.16 per reserved Expansion Premises Parking Pass per month (the foregoing rates are inclusive of taxes). Commencing on the first day of the thirteenth (13th) full calendar month of the Expansion Term and continuing annually thereafter, the Parking Charge for such Expansion Premises Parking Passes shall not increase by more than three percent (3%) per 12-month period thereafter, on a cumulative, compounding basis, over the Parking Charge for such Expansion Premises Parking Passes in effect during the prior 12-month period. Except as expressly otherwise provided in this Section 6, the terms and provisions of Article 28 of the Office Lease shall remain in effect and apply to Tenant's use of the Expansion Premises Parking Passes. Landlord and Tenant acknowledge and agree that the terms and provisions of this Section 6 shall pertain to Tenant's parking rights with respect to the Expansion Premises only, and shall not affect or in any way modify any parking rights and obligations of Tenant under the Lease with respect to the Existing Premises.

7. CASp. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Existing Premises and the Expansion Premises have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Existing Premises and Expansion Premises, the Building and/or the Real Property to the extent permitted by applicable Requirements now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable Requirements now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the Expansion Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Expansion Premises or Existing Premises, the Building or the Real Property in any way, (4) in accordance with all of the provisions of the Lease, as amended, applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenant's contract with the CASp, and any CASp Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) Business Days after Tenant's receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by applicable Requirements or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Existing Premises and Expansion Premises to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASp inspection; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Real Property located outside the Expansion Premises and Existing Premises, then Tenant shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided in Section 8.1(a) of the Office Lease and Landlord shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided in Section 8.1(c) of the Office Lease.

8. Security Deposit. Notwithstanding any provision to the contrary set forth in the Lease, Landlord and Tenant acknowledge that, in accordance with the terms of the Lease, Tenant has previously delivered the sum of Forty-Two Thousand Five Hundred Twenty-One and 55/100 Dollars ($42,521.55) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution and delivery of this First Amendment to Landlord, Tenant shall deposit with Landlord an amount equal to Twenty-Two Thousand Eight Hundred Ninety-Seven and 64/100 Dollars ($22,897.64) to be held by Landlord as an addition to the existing Security Deposit. Accordingly, notwithstanding anything in the Lease to the contrary, effective as of the date hereof, the Security Deposit to be held by Landlord pursuant to the Lease, as amended hereby, shall equal Sixty-Five Thousand Four Hundred Nineteen and 19/100 Dollars ($65,419.19).

9. Signage.

9.1. Entry Signage. Tenant's identifying signage to the Expansion Premises shall be provided by Landlord, at Landlord's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program (it being acknowledged and agreed by Landlord that any such signage may include the installation of a Building standard door plaque at the entrance of the Expansion Premises).

9.2. Directory. Tenant shall have the right, at Landlord's cost, to have its name located on one (1) line on the directory board located in the lobby of the Building, in connection with its lease of the Expansion Premises.

10. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Tishman Speyer Properties, L.P. and Cushman & Wakefield of California, Inc. (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as amended.

11. Limitation on Liability. Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant acknowledge and agree that the liability of Landlord for Landlord’s obligations under the Lease, as amended, and any other documents executed by Landlord and Tenant in connection with the Lease (collectively, the "Lease Documents") shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under the Lease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under the Lease Documents. In no event shall Landlord or the Landlord Parties be liable for, and Tenant, on behalf of itself and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents.

12. Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Tax Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of the Lease, as amended, that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that the Lease, as amended, or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Section 12 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in the Lease, as amended, without regard to such amendment or modification. Without limiting any of Landlord's other rights under this Section 12, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of the Lease, as amended, with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

13. Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this First Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after Landlord's request, deliver to Landlord satisfactory evidence of such authority, and, upon demand by Landlord, Tenant shall also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of formation and (ii) qualification to do business in California.

14. Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[END OF DOCUMENT; SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	LANDLORD: 10900 WILSHIRE, L.L.C., a Delaware limited liability company By: /s/ Steven Wechsler Name: Steven Wechsler Title: Senior Managing Director
"TENANT"
CHROMADEX, INC.,
 a California corporation

By: /s/ Kevin Farr
Name: Kevin Farr
Title: CFO
By: __________________________________
Name:  _______________________________
Title:  ________________________________

EXHIBIT A

10900 WILSHIRE

OUTLINE OF EXPANSION PREMISES